SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2007
AXCESS INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-11933 (Commission File Number)	85-0294536 (I.R.S. Employer Identification No.)

3208 Commander Drive, Carrollton, Texas (Address of principal executive offices)	75006 (Zip Code)
Registrant’s telephone number, including area code (972) 407-6080
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
     In January 2007 the Company raised $500,000 of additional working capital through an exempt Preferred Stock offering under the Securities Act of 1933 Section 4(6) private offering of preferred stock to accredited and institutional investors. The Preferred Stock is designated as 2006C Preferred and consists of 50 shares of Preferred Stock bearing no dividends. However, the shares are convertible into common stock on a ten thousand (10,000) to one basis at $1.00. In addition, the Company issued 250,000 warrants to purchase the Company’s common stock exercisable for five years at $2.00 per share. Each warrant will be callable by the Company if and when the Company’s common stock share price exceeds $5.00 per share for at lease twenty (20) consecutive trading days. The Company will use the proceeds for general working capital.
Item 8.01. Other Events.
     AXCESS International Inc. has received an order for an integrated, advanced security system from a confidential government entity in Barbados. The value of the order is $2.006 million and is expected to be completed by the end of the second quarter. The order includes our active RFID system for tagging personnel and vehicles, and third party security sensing and surveillance equipment. AXCESS will provide the entire system including design, installation, training, and maintenance.
Item 9.01. Exhibits.

10.1	Stock Purchase Agreement dated as of January 12, 2007, between the Company C.I.P.A.F. S.A.*
* Filed herewith

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXCESS INTERNATIONAL, INC. (Registrant)
Date: January 23, 2007	/s/ ALLAN GRIEBENOW
Allan Griebenow
President and Chief Executive Officer